Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

BEST LOCKERS, LLC, AMERICAN LOCKER SECURITY SYSTEMS, INC., and AMERICAN LOCKER GROUP INCORPORATED

February 14, 2014

TABLE OF CONTENTS

Page

ARTICLE 1 PURCHASE AND SALE; ASSIGNMENT AND ASSUMPTION		1
1.1	Purchase and Sale of Acquired Assets	1
1.2	Assignment and Assumption of Assumed Liabilities	1
1.3	Excluded Assets	2
1.4	Excluded Liabilities	2

ARTICLE 2 CONSIDERATION AND CLOSING		2
2.1	Purchase Price	2
2.2	Supplemental Payments.	2
2.3	Closing Transactions	3
2.4	Holdback.	4
2.5	Further Assurances	5

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLERS		5
3.1	Organization; Authority; Authorization	5
3.2	Noncontravention	5
3.3	Financial Information.	6
3.4	Assets	6
3.5	Litigation	6
3.6	Intellectual Property.	6
3.7	Employees	7
3.8	Employee Benefits.	7
3.9	Compliance with Laws; Permits.	7
3.10	Location of Assets	8

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		8
4.1	Organization; Authority; Authorization	8
4.2	Noncontravention	8

ARTICLE 5 ADDITIONAL AGREEMENTS		8
5.1	Additional Agreements with Disney.	9
5.2	Expenses	9
5.3	Tax and Related Matters.	9
5.4	Non-Competition; Non-Solicitation; Etc.	10
5.5	Employees	11
5.6	Confidentiality.	12
5.7	Post-Closing Obligations.	12

ARTICLE 6 INDEMNIFICATION		13
6.1	Survival.	13
6.2	Indemnification Provisions for Benefit of Buyer	13
6.3	Indemnification Provisions for Benefit of Sellers	13
6.4	Indemnification Process.	14
6.5	Third Party Claims.	14
6.6	Limits on Indemnification.	15

ARTICLE 7 CERTAIN DEFINITIONS		15

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7.1	Certain Defined Terms.	15
7.2	Definitions.	17

ARTICLE 8 MISCELLANEOUS		18
8.1	No Third Party Beneficiaries	18
8.2	Entire Agreement	19
8.3	Assignment; Successors and Assigns	19
8.4	Specific Performance	19
8.5	Counterparts; Delivery by Facsimile or PDF	19
8.6	Descriptive Headings	19
8.7	Notices	19
8.8	Governing Law	20
8.9	Amendments and Waivers	20
8.10	Incorporation of Schedules and Exhibits	21
8.11	Construction	21
8.12	Severability of Provisions	21
8.13	Consent to Jurisdiction	21
8.14	WAIVER OF JURY TRIAL	22

List of Exhibits

Exhibit A – Transition Services Agreement

Exhibit B – Supply Agreement

Exhibit C – Amendment to Settlement Agreement

Exhibit D-1 – Subordination Agreement

Exhibit D-2 – Subordination Agreement

List of Schedules

Schedule 1.1

Schedule 3.2

Schedule 3.3

Schedule 3.6(a)

Schedule 3.7

Schedule 3.8

Schedule 3.9(a)

Schedule 3.9(b)

Schedule 5.3(a)

Schedule 5.7(b)

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of February 14, 2014, by and among Best Lockers, LLC, a limited liability company organized under the laws of the State of Delaware (“Buyer”), American Locker Security Systems, Inc., a corporation organized under the laws of the State of Delaware (“ALSS”), and American Locker Group Incorporated, a corporation organized under the laws of the State of Delaware (“ALG” and together with ALSS, the “Sellers”). Buyer and Sellers are referred to herein collectively as the “Parties” and each individually as a “Party.”

RECITALS

A.         Sellers are engaged in the business of manufacturing, installing, operating, maintaining and servicing mechanical and electronic concession lockers, including the installation, operation, maintenance and servicing of mechanical and electronic concession lockers.

B.         ALSS has entered into that certain agreement, dated November 5, 2010, by and among ALSS and Disneyland Resort, a division of Walt Disney Parks and Resorts U.S., Inc. to provide lockers and concession services at Disneyland Resort located in Anaheim, California (the “Disney Site,” and such operations, the “Acquired Operations”).

C.         The Parties have entered into that certain Subcontract Agreement, dated as of the date hereof (the “Subcontract Agreement”), pursuant to which Buyer has agreed to perform all of ALSS’s duties and obligations under the Disney Contract, in exchange for the right to receive all of the payments owing to ALSS under such Contract.

D.         Sellers, to induce Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, agree to be bound by (i) the restrictive covenants set forth in this Agreement, including the noncompetition and nonsolicitation provisions set forth in Section 5.4, and (ii) the allocation of the Purchase Price to such covenants as determined by the Parties in accordance with Section 5.3.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
Purchase and Sale; assignment and assumption

1.1           Purchase and Sale of Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers will sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens, and Buyer will purchase, acquire and take assignment and delivery of, all right, title and interest of Sellers in and to (a) the assets set forth on Schedule 1.1, (b) all of the Acquired Intellectual Property relating to the Acquired Operations, and (c) all records pertaining to such assets (including all correspondence relating thereto), in each case wherever located and by whomever possessed (collectively, the “Acquired Assets”).

1.2           Assignment and Assumption of Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer will assume from Sellers and thereafter be responsible for the payment, performance or discharge of only the obligations arising from the conduct of the Acquired Operations by Buyer to the extent such obligations arise on or after the Closing Date (collectively, the “Assumed Liabilities”).

1.3           Excluded Assets. Notwithstanding anything to the contrary in this Agreement, and except as otherwise conveyed or assigned pursuant to the Subcontract Agreement, Sellers will retain all of their right, title and interest in and to all assets, rights and properties of every nature, kind and description, wherever situated, as of the Closing Date that are not included in the Acquired Assets (such retained assets, the “Excluded Assets”).

1.4           Excluded Liabilities. Except for the Assumed Liabilities or as otherwise provided in this Agreement, at the Closing, Buyer will not assume and shall in no event be liable for any debt, obligation, responsibility, or Liability of Sellers (the “Excluded Liabilities”), including without limitation, (a) all Liabilities associated with Sellers’ employees (including the Hired Employees) arising from such employees’ employment with the Sellers prior to the Closing Date, including all salaries, commissions, bonuses, severance, and other compensation and all accrued vacation payable to such employees in respect of periods ending on or prior to the Closing Date; (b) subject to Section 5.3(b), any Liabilities of Sellers for Taxes, including Transfer Taxes arising in connection with the consummation of the transactions contemplated hereby; and (c) subject to Section 5.3(c), any Liabilities (including Liabilities for Taxes of another Person pursuant to applicable law, by contract, or as transferee or successor) for Taxes arising from or with respect to the Acquired Assets for any taxable period ending on or before the Closing Date.

ARTICLE 2

cONSIDERATION AND cLOSING

2.1           Purchase Price.   The aggregate consideration for the Acquired Assets (the “Purchase Price”) is the sum of (i) $1,128,075 (the “Closing Cash Purchase Price”), plus (ii) the Supplemental Payments, if any, paid in accordance with Section 2.2, plus (iii) $90,000 (the “Holdback Amount”).

2.2           Supplemental Payments.

(a)     The Parties acknowledge that, under the Disney Contract, Disney has the option to extend the term of the Disney Contract for a period of one year (the “Option”). In the event Disney elects to exercise the Option while the Subcontract remains in full force and effect, Buyer shall pay Sellers an amount equal to $250,000. In addition, if, at the end of such term extension, Buyer and/or its Affiliates, on the one hand, and Disney, on the other hand, enter into a new written Contract to provide locker concessions at the Disney Site, or further extend the term of the Disney Contract, for a period of at least one year, then (i) if such written Contract or extension is on terms that are substantially equivalent to, or better for Buyer than, the existing terms of the Disney Contract, Buyer shall pay Sellers an amount equal to $250,000, or (ii) if such new written Contract or extension is on terms that are materially worse for Buyer than the existing terms of the Disney Contract, Buyer shall pay Sellers an amount equal to $100,000.

(b)     In the event Disney fails to exercise the Option, but Buyer and/or its Affiliates, on the one hand, and Disney, on the other hand, enter into a new written Contract to provide locker concessions at the Disney Site, or otherwise extend the term of the Disney Contract, for a period of at least two years, then (i) if such written Contract or extension is on terms that are substantially equivalent to, or better for Buyer than, the existing terms of the Disney Contract, Buyer shall pay Sellers an amount equal to $500,000, or (ii) if such written Contract or extension is on terms that are materially worse for Buyer than the existing terms of the Disney Contract, Buyer shall pay Sellers an amount equal to $200,000.

(c)     In the event Disney does not exercise the Option and Buyer and/or its Affiliates, on the one hand, and Disney, on the other hand, fail to enter into (i) any written agreement to extend the term of the Disney Contract, or (ii) a new written Contract to provide lockers concession at the Disney Site, but Buyer and/or its Affiliates continue to provide locker concession services to the Disney Site (other than in connection with an exercise by Disney of the “buy-out” provision contained in Section 15(g) of the Disney Contract), then Buyer shall pay to Sellers an amount equal to $20,833.33 per month for each month during which such locker concession services continue to be provided at the Disney Site; provided, however, that (x) Buyer shall be required to make the payments contemplated by this Section once annually in arrears; and (y) the maximum aggregate payment due hereunder shall be $500,000.

(d)     Buyer will notify Sellers of any renewal or extension of the Disney Contract, or the execution of a new written Contract to provide locker concessions at the Disney Site within five business days of such renewal, extension or execution. Any payments earned pursuant to this Section (each, a “Supplemental Payment”) shall be paid by wire transfer of immediately available funds to an account designated in writing by Sellers, and, except with respect to the payments contemplated by Section 2.2(c), within 45 days of the date on which such Supplemental Payment is earned. Nothing in this Section shall be construed to require Sellers, Buyer and/or their respective Affiliates to enter into any agreement with Disney with respect to the Disney Contract or otherwise, except in their sole discretion.

For the avoidance of doubt, any Supplemental Payment shall be governed by the terms of the Subordination Agreements referenced in Section 5.8 and attached hereto as Exhibit D-1 and Exhibit D-2, respectively, in favor of the lenders of Buyer designated therein.

2.3           Closing Transactions.

(a)           Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by telephone, electronic transmission and/or facsimile on the date hereof. The date and time of the Closing are referred to herein as the “Closing Date,” and the Closing shall be deemed effective as of 10:00 a.m. Central Standard Time on the Closing Date.

(b)           Payment of the Cash Purchase Price. At the Closing, Buyer shall have delivered, or caused to be delivered to Sellers, an amount equal to the Closing Cash Purchase Price by wire transfer of immediately available funds to one or more accounts designated in writing by Sellers.

(c)           Closing Deliveries of Sellers. At the Closing, Sellers shall have executed and/or delivered to Buyer:

(i)       a bill of sale conveying title in the Acquired Assets to Buyer, in form and substance, reasonably satisfactory to Buyer and its counsel;

(ii)      the Subcontract Agreement;

(iii)     an affidavit, under penalties of perjury, from each of ALSS and ALG that it is not a “foreign person” within the meaning of Code §1445 and the Treasury Regulations in form and substance reasonably acceptable to Buyer;

(iv)     copies of all of Sellers’ books and records of any kind or nature related to the Acquired Assets;

(v)      copies of all consents and approvals of any Person necessary to the consummation of the Closing, including, without limitation, consents identified on Schedule 3.2 and other consents and approvals from parties to loans, Contracts, leases or other agreements and consents and approvals from Governmental Entities;

(vi)      a Transition Services Agreement in the form attached hereto as Exhibit A (the “Transition Services Agreement”);

(vii)     a Supply Agreement, in the form attached hereto as Exhibit B (the “Supply Agreement”);

(viii)    an amendment to the Settlement Agreement, in the form attached hereto as Exhibit C (the “Amendment”);

(ix)       certified copies of the resolutions of the boards of directors of Sellers authorizing and approving the transactions contemplated by this Agreement and the other Transaction Documents; and

(x)        such other documents and instruments, in form and substance, reasonably satisfactory to Buyer and its counsel, as are necessary to vest in Buyer good and marketable title in and to the Acquired Assets in accordance with the provisions hereof.

(d)           Closing Deliveries of Buyer. At the Closing, Buyer shall have executed and/or delivered to Sellers:

(i)       the Transition Services Agreement;

(ii)      the Subcontract Agreement;

(iii)     the Supply Agreement;

(iv)     the Amendment;

(v)      certified copies of the resolutions of the sole member of Buyer authorizing and approving the transactions contemplated by this Agreement and the other Transaction Documents; and

(vi)     such other documents and instruments, in form and substance reasonably satisfactory to Sellers and their counsel, as may reasonably be requested by Sellers and their counsel.

2.4           Holdback.  On the Closing Date, in accordance with the terms of this Agreement, Buyer shall hold back the Holdback Amount, which amount shall be available to satisfy Sellers’ indemnification obligations hereunder.

(b)           On the date that is 12 months following the Closing Date, Buyer shall pay to Sellers an amount in cash equal to (i) $45,000 minus (ii) the sum of (A) any amounts off set against the Holdback Amount, plus and (B) any amounts then-claimed by Buyer in good faith to be due and owing to Buyer as a result of the indemnification obligations of Sellers pursuant to Section 6.2, in each case in accordance with the terms of this Agreement.

(c)           On the date that is 24 months following the Closing Date, Buyer shall pay to Sellers an amount in cash equal to (i) the balance of the Holdback Amount, if any, minus (ii) any amounts then-claimed by Buyer in good faith to be due and owing to Buyer as a result of the indemnification obligations of Sellers pursuant to Section 6.2, in each case in accordance with the terms of this Agreement (the “Residual Amount”).

(d)           The Parties will use commercially reasonable efforts to resolve any pending claims promptly. Upon the resolution of any pending claims, Buyer shall promptly pay to Sellers an amount in cash equal to the balance of the Residual Amount, if any, together with interest on the Residual Amount at a rate equal to 2% per annum calculated from the Closing Date.

2.5           Further Assurances.   From time to time after the Closing and without further consideration, Sellers, upon the reasonable request of Buyer, will execute and deliver such documents and instruments of conveyance and transfer as Buyer may reasonably request in order to consummate more effectively the purchase and sale of the Acquired Assets as contemplated hereby, to vest in Buyer title to the Acquired Assets free and clear of all Liens, and to confirm Sellers’ retention of the Excluded Assets and Excluded Liabilities, as applicable.

ARTICLE 3
Representations and Warranties of sellers

As a material inducement to Buyer to enter into and perform its obligations under this Agreement, Sellers jointly and severally represent and warrant to Buyer that the statements contained in this Article 3 are true and correct as of the date hereof (except those statements addressing matters only as of a specified date which shall be true and correct as of that specified date).

3.1           Organization; Authority; Authorization. Each of ALSS and ALG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Sellers possess all requisite corporate power and authority to own, lease and operate the Acquired Assets owned, leased and operated by them, to carry on the Acquired Operations as presently conducted by them and to execute and deliver the Transaction Documents and to perform their obligations thereunder. The execution, delivery and performance of the Transaction Documents to which each Seller is a party have been duly authorized by such Seller. This Agreement and the other Transaction Documents to which each Seller is a party or by which each Seller is bound, when executed and delivered by such Seller in accordance with the terms hereof, will each constitute a valid and binding obligation of such Seller, enforceable in accordance with its terms.

3.2           Noncontravention. Except as set forth on Schedule 3.2, the execution and delivery by each Seller of this Agreement, and all other Transaction Documents to which such Seller is a party, and each Seller’s fulfillment of and compliance with the respective terms hereof and thereof, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute (with or without due notice or lapse of time or both) a default under, (c) result in the creation of any Lien upon the Acquired Assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other Action by or notice or declaration to, or filing with, or other consent from, any Governmental Entity or other Person pursuant to, the organizational documents of such Seller, any material Legal Requirement to which such Seller or any of its assets or properties (including, without limitation, the Acquired Assets) is subject, any Contract to which such Seller is a party, or any material order, judgment or decree to which such Seller or any of its assets or properties (including, without limitation, the Acquired Assets) is subject.

3.3           Financial Information. The financial information delivered by Sellers to Buyer and described in Schedule 3.3(a) is complete and correct in all material respects and presents fairly the cash flows, income, assets and liabilities of the Acquired Operations for the historic periods presented. The Sellers have collected the revenues and timely paid all expenses associated with the Acquired Operations in a manner consistent with past practices with respect to historic periods. Except as set forth on Schedule 3.3(b), there is no Liability in respect of the Acquired Operations of any nature except Liabilities arising in the Ordinary Course of Business consistent with past practices that, individually or in the aggregate, are not material or would not have a material adverse effect on the Acquired Operations.

3.4           Assets. Sellers have good and marketable title to, or a valid leasehold interest in, the Acquired Assets, free and clear of all Liens. Subject to the provisions of Section 5.7, the equipment and other tangible personal property included in the Acquired Assets are in good operating condition (normal wear and tear excepted) and are fit in all material respects for use in the Ordinary Course of Business. Sellers own, or have a valid leasehold interest in, all properties and assets necessary for, or used in, the conduct of the Acquired Operations as presently conducted and the Acquired Assets, together with the Subcontract Agreement, contain all the properties, assets and Contracts necessary for, or used in, the conduct of the Acquired Operations as presently conducted and as presently contemplated to be conducted. There are no assets, other than the Acquired Assets and the rights granted pursuant to the Subcontract Agreement, necessary to perform the obligations and provide the services contemplated by the Disney Contract as required by such Contract.

3.5           Litigation. Except as set forth on Schedule 3.5, there are, and there have been, no Actions initiated by any third party against Sellers in connection with the operation of the Acquired Operations or the Acquired Assets since December 31, 2010, and there are no Actions pending or, to the Knowledge of Sellers, threatened against or affecting Sellers in connection with the operation of the Acquired Operations or the Acquired Assets (or pending or, to the Knowledge of Sellers, threatened against or affecting any of the officers, directors or employees of Sellers working in the Acquired Operations), or pending or threatened by Sellers (or which Sellers plan to initiate) in connection with the operation of the Acquired Operations or the Acquired Assets against any third party, at law or in equity, or before or by any Governmental Entity. No Seller is subject to any judgment, order, award or decree of any court or other Governmental Entity, or any arbitrator, with respect to its operation of the Acquired Operations or any of the Acquired Assets.

3.6           Intellectual Property.

(a)          Schedule 3.6(a) sets forth all the Intellectual Property necessary for, or used in, the conduct of the Acquired Operations. With respect to each such item of Intellectual Property, Schedule 3.6(a) identifies (i) whether Sellers own or license (and, if licensed, from whom) such Intellectual Property; and (ii) whether such Intellectual Property is or is not included in the Acquired Assets. Sellers own and possess all right, title and interest in and to, or have a valid and enforceable license to use, all of the Acquired Intellectual Property, free and clear of all Liens, except Permitted Liens.

(b)          The Intellectual Property set forth on Schedule 3.6(a) includes all of the Intellectual Property necessary for, or used in, the conduct of the Acquired Operations as presently conducted by Sellers. There has not been, and, to the Knowledge of Sellers, there is not currently pending, any Action challenging the use, ownership, validity, enforceability or registrability of any Acquired Intellectual Property owned by Sellers.

(c)          To the Knowledge of Sellers, (i) the Acquired Intellectual Property and the Acquired Operations do not and are not currently infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any other Person, and (ii) except with respect to the matters set forth in the Settlement Agreement, have not, in the past, infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any other Person. Sellers have made no material modifications to the Acquired Intellectual Property since purchasing such Acquired Intellectual Property.

(d)          Except with respect to communications involving the Settlement Agreement and the subject matter thereof, no Seller has received any communication alleging that the Acquired Intellectual Property or the Acquired Operations have infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any other Person (including, in each case, the receipt of any unsolicited demand or invitation to license the Intellectual Property of any other Person) and no Seller has requested or received any opinions of counsel related to the foregoing. To the Knowledge of Sellers, no other Person is currently infringing, misappropriating, diluting or violating, or has in the past infringed, misappropriated, diluted or violated, any of the Acquired Intellectual Property owned by Sellers.

(e)          No Seller has granted any license or option or entered into any agreement of any kind with respect to the use of the Acquired Intellectual Property.

3.7           Employees.  Schedule 3.7 sets forth a complete and accurate list of all employees employed to perform services at the Disney Site (such employees, the “Existing Employees”), listing: date of hire, rate of compensation (including portion thereof attributable to any bonus), Fair Labor Standards Act classification (i.e. exempt or non-exempt), any accrued sick leave and accrued vacation and the employment status (full-time or part time) of each such Person as of the date hereof. With respect the Existing Employees: (a) all Existing Employees are employed on an “at will” basis; (b) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (c) no union organizing activities are underway or, to the Knowledge of Sellers, threatened; and (d) no labor strike, work stoppage, slowdown or other material labor dispute has occurred in the past three years, and none is underway or, to the Knowledge of Sellers, threatened. Except as set forth on Schedule 3.7, there are no written personnel policies, side letters, memoranda of understanding, rules or procedures applicable to the Existing Employees. Sellers have complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, fair labor standards, nondiscrimination, workers’ compensation, collective bargaining and the payment of social security and other Taxes.

3.8           Employee Benefits.

Set forth in Schedule 3.8 is a true and complete list and description of each Employee Benefit Plan in which Existing Employees are eligible to participate. There are no facts or circumstances that could, directly or indirectly, subject Buyer to any Liability of any nature with respect to any Employee Benefit Plan.

3.9           Compliance with Laws; Permits.

(a)          Except as set forth on Schedule 3.9(a), (i) Sellers have materially complied with, and each Seller is currently in material compliance with, all applicable Legal Requirements of all Governmental Entities relating to the operation and conduct of Acquired Operations or the Acquired Assets, and (ii) Sellers have not received notice of any violation of any of the foregoing (whether material or not). Except as set forth on Schedule 3.9(a), Sellers have not received notice of, nor, to the Sellers’ Knowledge, is there any basis for, a claim by Disney that any portion of the Acquired Operations is not compliant with the ADA.

(b)          Schedule 3.9(b) sets forth a list of all material permits, licenses, registrations, authorizations, consents, certificates, orders, franchises, variances and approvals of Governmental Entities (“Permits”) relating to the Acquired Assets or Acquired Operations. Sellers own, hold, possess or lawfully use all Permits necessary for the ownership, use or operation of the Acquired Assets and the conduct and operation of the Acquired Operations as presently conducted. Sellers are in compliance with such Permits, as applicable, all of which are in full force and effect, and Sellers have not received any notices (written or oral) to the contrary, and, to the Knowledge of the Sellers, there is no basis for believing that any Permit will not be renewable upon expiration without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Permits will be adversely affected by the consummation of the transactions contemplated hereby, none of such Permits will expire or terminate as a result of the consummation of the transactions contemplated hereby, and each such Permit issued to or held by Sellers will continue in full force and effect following the Closing without requiring the consents or approval of any Person. No Seller has received any notification from any Governmental Entity (i) asserting that it is not in compliance with any Legal Requirement or (ii) threatening to revoke any material Permit owned or held by it.

3.10         Location of Assets. All of the assets used in the Acquired Operations (other than the Disney Contract) are located at the Disney Site.

ARTICLE 4
Representations and Warranties of Buyer

As a material inducement to Sellers to enter into and perform their obligations under this Agreement, Buyer represents and warrants that the statements contained in this Article 4 are true and correct as of the date hereof and as of the Closing (except those statements addressing matters only as of a specified date which shall be true and correct as of that specified date).

4.1           Organization; Authority; Authorization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer possesses all requisite corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder. The execution, delivery and performance of the Transaction Documents to which Buyer is a party have been duly authorized by Buyer. This Agreement and the other Transaction Documents to which Buyer is a party or by which Buyer is bound, when executed and delivered by Buyer in accordance with the terms hereof, will each constitute a valid and binding obligation of Buyer, enforceable in accordance with their terms.

4.2           Noncontravention. The execution, delivery and performance by Buyer of this Agreement and all other Transaction Documents to which Buyer is a party, and Buyer’s fulfillment of and compliance with the respective terms hereof and thereof, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default (with or without due notice or lapse of time or both) under, (c) result in a violation of, or (d) require any authorization, consent, approval, exemption or other Action by or notice or declaration to, or filing with, any Governmental Entity or other Person pursuant to, the organizational documents of Buyer or any material Contract, or any material Legal Requirement, to which Buyer or its assets or properties is subject, except, in each case, to the extent that a material adverse effect upon the financial condition of Buyer or its ability to perform its obligations hereunder and under the Subcontract Agreement would not result.

ARTICLE 5
Additional Agreements

5.1           Additional Agreements with Disney.

(a)          The Parties acknowledge that they have been parties to on-going discussions with Disney regarding license agreements with respect to locker concessions at parks or resorts owned or operated by Disney in the United States (each, a “Disney Park”), and with respect to a resort located in Shanghai, China that is owned and operated by Disney (“Disney Shanghai”). From the date of this Agreement, Sellers shall use commercially reasonable efforts to cooperate with, and provide assistance to, Buyer and its Affiliates to secure such agreements.

(b)          In the event that Buyer, or any of its Affiliates, on or prior to the second anniversary of the Closing, enter into an agreement to supply locker concessions or locker systems to Disney Shanghai (the “Shanghai Arrangement”) on terms that, both taken as a whole and on a Net Revenues per locker basis, are substantially equivalent, than the terms in the current Disney Contract, Buyer shall pay to Sellers a commission equal to 10% of the Net Revenues generated from such locker concessions for the first three years of the Shanghai Arrangement; provided, that the Net Revenues, on a per-locker basis, are substantially equivalent to, or better, than the net revenues (calculated on a consistent basis with Net Revenues) derived from the Disney Contract. Buyer shall calculate such commission pursuant to this subsection on a quarterly basis and shall pay any such commissions to Sellers within 45 days following the end of the applicable quarter.

(c)          In the event that Buyer, or any of its Affiliates, enter into an agreement to supply locker concessions or locker systems to any Disney Park, Buyer shall (a) purchase any lockers used in connection with such agreement from Sellers pursuant to the terms of the Supply Agreement, and (b) pay to Sellers a one-time fee of $50 per locker (the “Retrofitting Fee”) for each locker that Buyer retrofits, or causes to be retrofitted, to replace a keyed locker opening with an electronic locker opening during the term of any such agreement or any renewal or extension thereof. Buyer shall pay all Retrofitting Fees within 45 days following the end of the fiscal quarter during which such Retrofitting Fees were incurred.

5.2           Expenses. Except as otherwise provided herein or therein, Buyer, on the one hand, will pay its own, and Sellers, on the other hand, will pay their own, fees, costs and expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees and expenses) incurred in connection with or related to the sales process, the negotiation of this Agreement and the other Transaction Documents, the performance of the obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, all fees, costs and expenses arising from any breach of any provision of this Agreement.

5.3           Tax and Related Matters.

(a)          The Purchase Price and other relevant items will be allocated among the Acquired Assets, the Subcontract Agreement, and the covenants set forth in Section 5.4 hereof purchased in accordance Code Section 1060 and the regulations thereunder and consistent with their fair market values as mutually determined by Buyer and Sellers in accordance with the principles set forth on Schedule 5.3(a). The Parties will file any Tax Returns, including Form 8594, and any other governmental filings on a basis consistent with such allocation of fair market value. Each Party will timely and properly prepare, execute, file and deliver all such documents, forms and other information as the other Parties may reasonably request to prepare such allocation. Neither Buyer, on the one hand, nor Sellers, on the other hand, will take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

(b)          All transfer, documentary, sales, use, stamp, registration, recordation, conveyance and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transfer of the Acquired Assets (“Transfer Taxes”) will be paid 50% by Buyer and 50% by Sellers. Sellers will, and will cause their respective Affiliates to, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Legal Requirements, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation, and to reimburse Seller promptly for Buyer’s proportionate share of any Transfer Taxes paid by Sellers.

(c)          Buyer, on the one hand, and Sellers, on the other hand, will cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the preparation and filing of Tax Returns with respect to the Taxes payable pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. All Property Taxes for a Tax period which includes (but does not end on) the Closing Date shall be apportioned between Sellers, on the one hand, and Buyer, on the other hand, based on the number of days of such Tax period occurring prior to the Closing Date and the number of days of such Tax period occurring on or after the Closing Date. Sellers shall be liable for the proportionate amount of such Property Taxes that is attributable to period occurring prior to the Closing Date and Buyer shall be liable for the proportionate amount of such Property Taxes that is attributable to periods occurring on or after the Closing Date. All such Taxes shall be timely paid and all applicable filings, reports and returns shall be filed, as provided by applicable law. The paying party shall be entitled to promptly reimbursement from the non-paying party.

5.4           Non-Competition; Non-Solicitation; Etc.

(a)         Non-Competition. Each Seller agrees and acknowledges that it is familiar with the trade secrets and other information of a confidential or proprietary nature of the Acquired Operations and its business relations. Each Seller agrees and acknowledges that Buyer and its Affiliates would be irreparably damaged if such Seller was to compete, or to provide services or to otherwise participate (whether through ownership or otherwise) in the operations or business of any Person competing, with the Acquired Operations, the Acquired Assets or Buyer following the Closing for licenses to install, operate, maintain and/or service locker concessions at resorts owned or operated by Disney (the “Disney Business”), and that any such competition would result in a significant loss of goodwill by Buyer. Each Seller further agrees and acknowledges that (i) the covenants and agreements set forth in this Section were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if Sellers breached any of the provisions of this Section, and (ii) in order to assure Buyer that the Acquired Operations and the Acquired Assets following the Closing will retain their value, it is necessary that each Seller undertake not to utilize its special knowledge of the Acquired Operations and such Seller’s relationship with clients or customers, suppliers and other business relationships to compete with Buyer for the Restricted Period. Therefore, in further consideration of the amounts to be paid hereunder on the Closing Date in exchange for the Acquired Assets, including the goodwill of the Acquired Operations sold in connection therewith, each Seller agrees that from and after the Closing Date and continuing for five years from the Closing Date (the “Restricted Period”), it will not, and will cause each of its Affiliates not to, directly or indirectly, either for itself or through any other Person, or in any other capacity, solicit or otherwise seek to obtain or perform any Disney Business (regardless of where such Disney Business would be performed); provided, however, that Sellers shall not be restricted from (A) selling keyed lockers (without providing any corresponding maintenance or concession services with respect to such lockers) directly to Disney for use by it in the operation of any locker system or locker concessions at any Disney Park at which, as of the Closing Date, Disney manages such concessions, or (B) selling replacements parts (including keys and locks) to Disney for lockers located at any Disney Park. No action taken by Sellers pursuant to Section 5.1 shall be deemed to violate the provisions of this Section.

(b)          Enforceability; Severability. Each Seller recognizes that the territorial, time and scope limitations set forth in this Section are reasonable and are properly required to protect Buyer’s substantial investment hereunder and for the protection of Buyer’s legitimate interest in client relationships, goodwill and trade secrets of the Acquired Assets, and that such limitations would not impose any undue burden upon such Seller. In the event that any such territorial, time or scope limitation is deemed to be invalid, prohibited or unenforceable by a court of competent jurisdiction, Buyer and Sellers agree, and each Seller submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court deems reasonable or enforceable under the circumstances. If such partial enforcement is not possible in such jurisdiction, the provision will be deemed severed as to such jurisdiction, and the remaining provisions of this Agreement will remain in full force and effect.

(c)          Each Seller acknowledges and agrees that the covenants set forth in this Section are reasonable and necessary for the protection of Buyer’s business interests and the Acquired Operations, that irreparable injury will result to Buyer, the Acquired Operations and/or the Acquired Assets if such Seller breaches any of the terms of this Section, and that in the event of such Seller’s actual or threatened breach of any of the provisions contained in this Section, Buyer will have no adequate remedy at law. Each Seller accordingly agrees that in the event of any actual or threatened breach by it of any of the provisions contained in this Section, Buyer will be entitled to the following rights and remedies, each of which rights and remedies will be independent of the others and severally enforceable: (i) such injunctive and other equitable relief as may be deemed necessary or appropriate by a court of competent jurisdiction and (ii) the right and remedy to require such Seller to account for and pay over to Buyer any profits, monies, accruals, increments or other benefits derived or received by such Seller as the result of any transactions or conduct constituting a breach of any of the provisions contained in this Section. Nothing contained herein will be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove. Because the protection of the goodwill and Buyer’s other legitimate business interests requires that each Seller comply with the covenants in this Section for the full Restricted Period, each Seller agrees that the Restricted Period will be extended for a period of time equal to the time period that such Seller breached any of the covenants in this Section, such that such Seller is ultimately foreclosed from engaging in the Restricted Businesses for a time period equal to the full Restricted Period.

5.5           Employees.

(a)          Buyer will offer employment to those active Existing Employees as Buyer determines to hire in its sole discretion. All Existing Employees hired by Buyer will be considered “Hired Employees.” Sellers shall terminate their employment of the Hired Employees and otherwise use commercially reasonable efforts to assist Buyer in its efforts to hire the active Existing Employees designated by Buyer. Buyer will have no Liability with regard to any Existing Employee who does not become a Hired Employee (regardless of the reason therefor). Nothing contained in this Agreement will confer upon any Hired Employee any right with respect to continuance of employment by any Buyer after the Closing.

(b)          As of the Closing Date, Sellers shall have paid each Existing Employee all compensation such employee has earned through the date immediately preceding the Closing Date (including any accrued vacation and all compensation arising from Sellers’ termination of any Existing Employee’s employment). Sellers shall retain, and Buyer shall not assume, any liabilities relating to the Hired Employees resulting from any and all claims related to or arising out of such Hired Employees’ employment with the Sellers or with respect to any services or benefits provided or incurred under any Employee Benefit Plan of Sellers.

(c)          Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any Employee Benefit Plan, (ii) shall alter or limit Buyer’s ability to amend, modify or terminate any of its benefit plans, programs, agreements or arrangements, or (iii) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.

5.6           Confidentiality. After the Closing, Buyer and Sellers, and their respective agents, independent contractors, subcontractors, and employees shall not, during the term of this Agreement nor thereafter, use or disclose any confidential information belonging to the other Parties, Disney or their respective Affiliates to any Person, except and only to the extent necessary to perform the obligations under the Disney Contract or the Transaction Documents. For purposes of this Agreement, “confidential information” is deemed to include, but is not limited to, (a) any information with respect to any customer, vendor, contractor or employee of the other Parties, Disney or their respective Affiliates, or (b) any information with respect to any customer lists, customer accounts, procedures, advertising, finances, organization, plans, objectives, strategies, technological information, trade secrets or other information relating to the business of the other Parties, Disney or their respective Affiliates which is not available to the general public. Confidential information shall not include information that (i) has become public knowledge through legal means without fault by the Party charged with the obligation of confidentiality, (ii) is already public knowledge prior to disclosure of the same to such Party, (iii) is known to the Party charged with the obligation of confidentiality prior to disclosure of the same. Notwithstanding the foregoing, if a Party determines in good faith that it is required by any Legal Requirement to disclose any confidential information of another Party, the disclosing Party promptly shall provide notice to the other Parties of its intended disclosure pursuant to the applicable Legal Requirement.

5.7           Post-Closing Obligations.

(a)          Within 60 days after the Closing Date, Sellers shall replace 17 kiosks located at the Disney Site with kiosks which are compliance with the ADA. Sellers shall pay all expenses associated with such kiosk replacement. Upon delivery of the replacement kiosks contemplated by this subsection, the Acquired Operations shall be deemed by the Parties to be compliant with the ADA.

(b)          Disney has requested Sellers replace certain lockers with larger lockers (the “Larger Lockers”) and replace or restore certain lockers that are rusted or damaged with new lockers (the “Replacement Lockers”). Schedule 5.7(b) sets forth a list of the Larger Lockers and Replacement Lockers to be installed. Sellers shall be responsible for removing the existing lockers and installing the Larger Lockers and Replacement Lockers as requested by Disney. Buyer shall reimburse Sellers for 50% of the costs of the Larger Lockers (provided, that such reimbursement shall not exceed $17,000) and shall use its best efforts to provide one full-time employee to assist Sellers in the removal of the existing lockers and the installation of the Larger Lockers and Replacement Lockers.

5.8           Subordination Agreements. Promptly (and in no event later than one business day) following Buyer’s request, Sellers shall execute subordination agreements, which agreements shall be substantially in the forms attached hereto as Exhibit D-1 and Exhibit D-2, respectively, in favor of the lenders of Buyer designated therein.

5.9           Hong Kong Transactions. Following the Closing, the Parties shall use their commercially reasonable efforts to execute an asset purchase agreement, subcontract agreement and transition services agreement, in each case in substantially the same form as the Agreement, the Subcontract Agreement and the Transition Services Agreement (such agreements, together with all certificates and other instruments delivered pursuant thereto, the “Hong Kong Transaction Documents”), pursuant to which Sellers shall (a) sell certain assets of Sellers and their Affiliates located in Hong Kong to an Affiliate of Buyer; and (b) subcontract to an Affiliate of Buyer the right to perform all of Buyer’s obligations, and enjoy all of Buyer’s privileges, pursuant to certain contracts for the operation of locker concessions in Hong Kong.

ARTICLE 6
Indemnification

6.1           Survival.  The representations and warranties contained in this Agreement and the Transaction Documents shall survive the Closing for a period of one year; provided, however, that the representations and warranties contained in Sections 3.1, 3.2, 3.4, and 4.1 shall survive the Closing for the period of the relevant statute of limitations in respect thereof. The covenants and agreements contained in this Agreement and the other Transaction Documents shall survive the Closing for a period of one year unless such covenants and agreements expressly contemplate performance after the Closing, in which case they shall survive until they have been performed or satisfied or until the last of the Transaction Documents to which they pertain has terminated. If written notice of a claim has been given prior to the expiration of the applicable representations, warranties, covenants and agreements by the indemnified party, then the relevant representations, warranties, covenants and agreements shall survive as to such claim, until such claim has been finally resolved.

6.2           Indemnification Provisions for Benefit of Buyer. In addition to any other right or remedy available to Buyer at law or in equity, Sellers shall jointly and severally indemnify Buyer and its Affiliates, officers, directors, employees, agents, representatives, successors and assigns against and hold them harmless from any and all Liabilities, damages, Claims, costs and expenses, awards, judgments and penalties, including without limitation, reasonable attorneys’ and consultants’ fees and expenses (hereinafter a “Loss”) which they may suffer, sustain or become subject to as the result of, relating to, in the nature of or caused by:

(a)     the breach of any representation or warranty made by Sellers contained in this Agreement or any of the Transaction Documents;

(b)     the breach of, or failure to perform, any covenant or agreement by Sellers contained in this Agreement or any of the Transaction Documents;

(c)     the Excluded Liabilities; or

(d)     the failure of the Acquired Operations at the Disney Site to be compliant with the Payment Card Industry Data Security Standard (the “PCI DSS”), including, without limitation, (i) Losses relating to an audit, conducted by or on behalf of Disney, of the compliance of the Acquired Operations with the PCI DSS; and (ii) Losses relating to any data breach experienced by the Buyer in connection with its operation of the Acquired Operations as a result of the Acquired Operations’ failure to be PCI DSS compliant.

Notwithstanding anything to the contrary in this Section, the indemnities provided in Section 6.2(d) shall terminate, and shall no longer be in force, upon the earliest to occur of the following: (i) date on which the Buyer materially modifies the Intellectual Property used in or relating to credit card processing with respect to the Acquired Operations, (ii) date on which the Buyer materially changes the manner in which the Acquired Operations process credit card payments, or (iii) the one year anniversary of the Closing Date.

6.3           Indemnification Provisions for Benefit of Sellers. Buyer shall indemnify Sellers and their respective Affiliates, officers, directors, employees, agents, representatives, successors and assigns against and hold them harmless from any and all Losses which they may suffer, sustain or become subject to as the result of, relating to, in the nature of or caused by:

(a)          the breach of any representation or warranty made by Buyer contained in this Agreement or any of the Transaction Documents;

(b)          the breach of, or failure to perform, any covenant or agreement by Buyer contained in this Agreement or any of the Transaction Documents;

(c)          the Assumed Liabilities; or

(d)          any breach of the Disney Contract by Buyer after the Closing Date, except to the extent that such breach was the result, directly or indirectly, of a breach of any representation, warranty, or covenant of the Sellers under this Agreement or any of the Transaction Documents.

6.4           Indemnification Process.  A Party seeking indemnification under this Section shall give each indemnifying party written notice of any matter that such indemnified party has determined has given rise to or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known (the “Claimed Amount”), and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. Within 15 days after delivery of such written notice, the indemnifying party shall deliver to the indemnified party a written response in which the indemnifying party shall (a) agree that the indemnified party is entitled to receive part or all of the Claimed Amount, in which case the portion of such Claimed Amount which is not in dispute shall be paid or offset in accordance with this Article 6, or (b) contest that the indemnified party is entitled to receive any of the Claimed Amount. If the indemnifying party contests the payment of all or part of the Claimed Amount, the indemnifying party and the indemnified party shall use good faith efforts to resolve such dispute as promptly as practicable. If such dispute is not resolved within 30 days following the delivery by the indemnifying party of such response, the indemnified party and the indemnifying party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of this Agreement.

6.5           Third Party Claims.  If an indemnified party receives notice of any Claims of any third party which are subject to the indemnification provided for in this Article (“Third Party Claims”), the indemnified party shall give each indemnifying party written notice of such Third Party Claim within seven days of the receipt by such indemnified party of such notice; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Article except to the extent the indemnifying party is materially prejudiced by such failure and shall not relieve the indemnifying party from any other obligation or Liability that it may have to any indemnified party otherwise than under this Article. The obligations and Liabilities of the indemnifying party under this Article with respect to Losses arising from Third Party Claims shall be governed by and be contingent upon the following additional terms and conditions: If the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party hereunder against any Losses that may result from such Third Party Claim, then the indemnifying party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to such indemnified party within ten days of the receipt of such notice from the indemnified party; provided, however, that the indemnifying party shall not have the right to assume the defense of such Third Party Claim if: (i) there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the indemnified party in its sole and absolute discretion, for the same counsel to represent both the indemnified party and the indemnifying party; (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such claim and provide indemnification with respect to such claim; (iii) the claim includes a request for specific performance or injunctive remedies with respect to any claim for Losses based upon a misrepresentation or breach of the representations and warranties with regard to the Sellers as set forth in the Transaction Documents; (iv) the claim includes criminal charges; or (v) the claim is being made by any Governmental Authority or otherwise relates to the compliance of the Acquired Operations with Legal Requirements, whereupon in each case the indemnified party shall defend such claim at the expense of the indemnifying party (provided, the indemnified party may not agree to any settlement or compromise of such claim without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld) unless the settlement or compromise does not involve anything but the one-time payment of money and does not involve the admission of liability by the indemnifying party. Each Party agrees to cooperate with the other Parties in such defense and to make available all such witnesses, records, materials and information in such Party’s possession or under such Party’s control relating thereto as is reasonably required.

6.6           Limits on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement:

(a)          An indemnifying party shall not be liable for any claim for indemnification pursuant to Sections 6.2(a) or 6.3(a), unless and until the cumulative aggregate amount of indemnifiable Losses which may be recovered from the indemnifying party equals or exceeds $15,000, after which point the indemnifying party shall be liable only for the indemnifiable Losses above such amount.

(b)          Except for any claim for indemnification related to Sections 3.1, 3.2, 3.4,or 4.1 or based on fraud, neither the Sellers, on the one hand, nor the Buyer, on the other hand, will be liable for cumulative aggregate claims for indemnification pursuant to Sections 6.2(a) or 6.3(a) in excess of $500,000. Notwithstanding the foregoing, Buyer shall be liable for the full amount of damages or Loss resulting from a breach by Buyer of its representations, warranties, covenants and obligations under the Subcontract Agreement.

ARTICLE 7
Certain Definitions

7.1           Certain Defined Terms.

“Acquired Intellectual Property” means the Intellectual Property indicated as being “Included in the Acquired Assets” on Schedule 3.6(a).

“Action” means any action, suit, proceeding, grievance, arbitration, mediation, order, investigation, claim, charge, audit, inquiry or complaint.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, (including, but not limited to, all directors and officers of such Person) controlled by, or under common control with, such Person.

“ADA” means the Americans with Disabilities Act of 1990, as amended.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder, as amended, supplemented or substituted therefor from time to time.

“Contract” means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding between parties or by one party in favor of another party, whether written or oral, including, without limitation, purchase and sale orders.

“Disney” means The Walt Disney Company, a corporation organized under the laws of the State of Delaware, and any of its Affiliates, including Walt Disney Parks and Resorts U.S., Inc.

“Disney Contract” means that certain agreement, dated November 5, 2010, by and among ALSS and Disneyland Resort, a division of Walt Disney Parks and Resorts U.S., Inc., as amended and including all exhibits, schedules, and annexes thereto.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), including any multiemployer plan (as defined in Section 3(37) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), fringe benefit, bonus, equity incentive, deferred compensation, retirement, vacation, sick leave, severance, incentive or other employee benefit plan, program policy, agreement or arrangement, whether or not subject to ERISA, sponsored, maintained by, contributed to or required to be contributed to by any Seller or any ERISA Affiliate or with respect to which any Seller or any ERISA Affiliate has any current or contingent liability.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successors thereto.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Intellectual Property” means all intellectual property and proprietary rights in any jurisdiction through the world, including: (i) trade secrets, technical data, technology, know how, methods and processes and customer and supplier information, and all other rights in confidential business or technical information; (ii) unregistered and registered copyrights and copyrightable works, all applications therefor, and all other rights corresponding thereto; (iii) all rights in databases and data collections; (iv) any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (c) documentation including user manuals and other training documentation related to any of the foregoing; and (v) any similar or equivalent rights to any of the foregoing, including but not limited to moral rights (as applicable).

“Knowledge” when applied to the Sellers means the knowledge, after due inquiry, of Anthony Johnston, Pete Collins, and David Denton.

“Legal Requirement” means any requirement arising under any law (including common law), statute, code, ordinance, rule, regulation, orders, judgments, writs, injunctions, acts, decrees or any other determination or direction of any arbitrator or any Governmental Entity.

“Liability” or “Liabilities” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, and whether due or become due and regardless of when asserted.

“Lien” or “Liens” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, license, option, right of first refusal, restriction, covenant, easement, encumbrance or other similar arrangement or interest in real or personal property.

“Net Revenues,” means, with respect to a given period, an amount equal to the locker rental payments received pursuant to the Shanghai Arrangement during such period, net of the aggregate fees payable to Disney Shanghai pursuant to the Shanghai Arrangement with respect to such period, minus the sum of, in each case with respect to the applicable period and as determined by Buyer in good faith, (a) the aggregate credit card processing fees payable, (b) the aggregate salaries and employee social costs attributable to employees performing the Buyer’s obligations pursuant to the Shanghai Arrangement, (c) Taxes applicable to such revenues, and (d) refunds and credits granted to locker users in the normal course of business.

“Ordinary Course of Business” means the ordinary course of business, consistent with past custom and practice, including as to frequency and amount.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Acquired Assets for any Taxable period.

“Schedules” means the disclosure schedules dated the date of this Agreement delivered by Sellers in connection with the execution and delivery of this Agreement.

“Settlement Agreement” means that certain Agreement of Compromise, Settlement and Release, dated June 12, 2013, by and among ALG, ALSS and Buyer.

“Tax” or “Taxes” means (A) any federal, state, local, or non-U.S. income, gross receipts, license; payroll, employment, excise, escheat, abandoned or unclaimed property, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person; and (B) any liability for the payment of any amounts of the type described in clause (A) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, or as a transferee or successor, by Contract, or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any Schedule or attachment thereto, and including any amendment thereof, and including Form T.D. 90.22.1.

“Transaction Documents” means this Agreement and the other agreements, documents and certificates to be executed and delivered in connection with the transactions contemplated by this Agreement, including without limitation, the Assignment and Assumption Agreement, the Subcontract Agreement, the Transition Services Agreement, the Supply Agreement, the Amendment, and, if and to the extent executed, the Hong Kong Transaction Documents.

7.2           Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Acquired Assets”	1.1(b)
“Acquired Operations”	Recitals
“Agreement”	Preamble
“ALG”	Preamble
“ALSS”	Preamble
“Amendment”	2.3(c)(xii)
“Assignment and Assumption Agreement”	2.3(c)(ii)
“Assumed Liabilities”	1.2(b)
“Buyer”	Preamble
“Claimed Amount”	6.4
“Closing”	2.3(a)
“Closing Cash Purchase Price”	2.1
“Closing Date”	2.3(a)
“Disney Business”	5.4(a)
“Disney Park”	5.1
“Disney Shanghai”	5.1
“Disney Site”	Recitals
“Excluded Assets”	1.3
“Excluded Liabilities”	1.4
“Existing Employees”	3.7
“Hired Employees”	5.5(a)
“Holdback Amount”	2.1
“Hong Kong Transaction Documents”	5.9
“Larger Lockers”	5.7(c)
“Loss”	6.2
“Party” or “Parties”	Preamble
“PCI DSS”	5.7(b)
“Permits”	3.10(b)
“Purchase Price”	2.1
“Replacement Lockers”	5.7(c)
“Residual Amount”	2.4(c)
“Restricted Period”	5.4(a)
“Sellers”	Preamble
“Subcontract Agreement”	Recitals
“Supplemental Payments”	2.2(c)
“Supply Agreement”	2.3(c)(x)
“Third Party Claim”	6.5
“Transfer Taxes”	5.3(b)
“Transition Services Agreement”	2.3(c)(ix)

ARTICLE 8
MISCELLANEOUS

8.1           No Third Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Parties (and, where indicated herein, with respect to Article 6, and the Affiliates of the Parties) and their respective successors and permitted assigns.

8.2           Entire Agreement. This Agreement (including the exhibits and Schedules) and other Transaction Documents constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof. The Parties agree that prior drafts of this Agreement will be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the Parties with respect hereto. To the extent that there is any conflict between the provisions of this Agreement and any Transaction Document, the provisions of this Agreement shall control.

8.3           Assignment; Successors and Assigns. Buyer, on the one hand, and Sellers, on the other hand, will not assign their respective rights or subcontract or delegate their respective duties under this Agreement, without the express prior written consent of the other Parties, except that (a) Buyer may, without the consent of any other Party, (i) assign this Agreement in connection with a sale of all, or substantially all, of the assets of Buyer or its Affiliates, and (ii) assign its rights hereunder for collateral security purposes to any lender providing financing to Buyer or any of its Affiliates or any agent acting on behalf of such lender, and any such lender or agent may exercise all of the rights and remedies of Buyer hereunder, and (b) Sellers may, without the consent of any other Party, assign this Agreement to an Affiliate. This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors, permitted assigns, heirs, transferees, executors, administrators and legal representatives.

8.4           Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 8.13).

8.5           Counterparts; Delivery by Facsimile or PDF. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages or signature pages delivery by electronic transmission in portable document format (pdf)), all of which taken together will constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No Party hereto or to any such agreement or instrument will raise the use of a facsimile machine or electronic transmission in portable document format (pdf) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in portable document format (pdf) as a defense to the formation of a Contract and each Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

8.6           Descriptive Headings. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.7           Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a Party may designate by notice to the other Party):

If to Sellers:

American Locker Group Incorporated P.O. Box 169 Coppell, Texas 75019 Attn: Steve Slay Facsimile No. (817) 329-1600 Email: sslay@americanlocker.com with a copy to (which will not constitute notice):

Hallett & Perrin, P.C. 1445 Ross Avenue, Suite 2400 Dallas, Texas 75202 Attn: Timothy Vaughan Facsimile No: (214) 922-4142 Email: tvaughan@hallettperrin.com

If to Buyer:

c/o Safemark Systems, Inc. 2101 Park Center Dr. Suite 125 Orlando, FL 32835 Attention: Steve Davis Email: sdavis@safemark.com with a copy to (which will not constitute notice):

Pepper Hamilton LLP Attn: Bruce K. Fenton Facsimile No: 215.981.4750 Email: fentonb@pepperlaw.com

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

8.8           Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

8.9           Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.10         Incorporation of Schedules and Exhibits. The Schedules and the exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

8.11         Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Agreement. Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language will not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. All references to “$” or “dollars” in this Agreement shall be deemed to be references to U.S. dollars. Whenever required by the context, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs will include the plural and vice versa. Nothing in the Schedules hereto will be deemed adequate to disclose an exception to a representation or warranty made herein unless such disclosure identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty, or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached (or is not otherwise entitled to indemnification with respect thereto) will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant (or is otherwise entitled to indemnification pursuant to a different provision). Any reference to any particular Code Section or any other Legal Requirement will be interpreted to include any revision of or successor to that Section regardless of how it is numbered or classified. If any payment is required to be made, or other action (including the giving of notice) is required to be taken, pursuant to this Agreement on a day which is not a business day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding business day.

8.12         Severability of Provisions. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Legal Requirement, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held to be prohibited by, illegal or unenforceable under applicable Legal Requirement in any respect by a court of competent jurisdiction, such provision will be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.13         Consent to Jurisdiction. Each Party (a) irrevocably submits to the exclusive jurisdiction of the state courts of the State of Delaware located in New Castle County or the United States District Court for the District of Delaware for the purpose of any Action arising out of or based upon this Agreement or relating to the subject matter hereof, (b) waives, to the extent not prohibited by any Legal Requirement, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) agrees not to commence any Action arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action to any court other than one of the above named court whether on the grounds of inconvenient forum or otherwise. Each Party consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.7 is reasonably calculated to give actual notice.

8.14        WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES AND COVENANTS THAT IT NOT WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION 8.14 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(Signature Page Follows.)

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.

BUYER: BEST LOCKERS, LLC

By:	/s/ George H. Oelschig, Jr.
Name:	George H. Oelschig, Jr.
Its:	Authorized Signatory

SELLERS: AMERICAN LOCKER GROUP INCORPORATED

By:	/s/ Anthony Johnston
Name:	Anthony Johnston
Its:	President and Chief Executive Officer

AMERICAN LOCKER SECURITY SYSTEMS, INC.

By:	/s/ Anthony Johnston
Name:	Anthony Johnston
Its:	President and Chief Executive Officer

Signature Page to Asset Purchase Agreement